Exhibit 99.1

Biohaven Achieves Positive Results in Pivotal Trial of Oral NURTEC™, Dosed Every Other Day, for the Preventive Treatment of Migraine

-	Rimegepant 75 mg, dosed every other day, demonstrates statistically significant superiority, compared to placebo, on the primary endpoint of reduction in the mean number of migraine days per month

-	Orally administered rimegepant 75 mg, approved earlier this year for the acute treatment of migraine, is the only CGRP targeting therapy to demonstrate efficacy in both the acute and preventive treatment of migraine

-	Biohaven plans to engage the FDA and European Medicines Agency to submit a sNDA and MAA, respectively, for rimegepant for the indication of preventive treatment of migraine

NEW HAVEN, Conn., March 30, 2020 /PRNewswire/ -- Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN) today announced positive topline results in its randomized, placebo-controlled pivotal clinical trial (NCT03732638) evaluating the efficacy and safety of oral rimegepant 75 mg for the preventive treatment of migraine in both episodic and chronic migraine patients. The study met the primary endpoint, demonstrating a statistically significant reduction from baseline in monthly migraine days in patients treated with rimegepant compared with placebo. Those receiving rimegepant 75 mg every other day (n=348) experienced a statistically significant 4.5 day reduction from baseline in monthly migraine days, compared to a 3.7 day reduction in the placebo group (n=347; p=0.0176). Among study participants not taking concomitant preventive treatment, there was a 4.9 day reduction in monthly migraine days in the rimegepant group (n=273) compared with a 3.7 day reduction in the placebo group (n=269; nominal p=0.0020). A total of 22% of the study participants were taking a concurrent preventive treatment, including topiramate and amitriptyline. Importantly, 48% of the rimegepant group had at least a 50% reduction from baseline in the mean number of moderate to severe migraine days per month compared to 41% in the placebo group.

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Rimegepant Met Primary Endpoint of Reduction in Monthly Migraine Days

Mean Change from Baseline in Monthly Migraine Days at 3 Months

The average number of migraine days per month during the observation phase was 10.7 across all evaluable subjects. The figure shows model-based estimates of the change from baseline. All Patients=Evaluable mITT Cohort; No Preventives=Participants not taking concurrent preventive medications during the treatment phase. *Comparison of rimegepant to placebo at month 3 was the primary outcome measure, p=0.0176. Analysis of participants not taking background of preventive medications versus placebo, nominal p=0.0020.

Vlad Coric, M.D., Chief Executive Officer of Biohaven commented, “Rimegepant is the first CGRP targeting therapy to complete pivotal trials that demonstrate efficacy in both the acute and preventive treatment of migraine. The magnitude of effect in the rimegepant treated arm of a 4.5 day reduction at 3 months in this study was on the higher end of what has been demonstrated by other approved preventive drugs for migraine patients with similar baselines. We believe rimegepant has the potential to change the paradigm of migraine treatment, offering patients the potential for dual-therapy action – acute and preventive treatment — in one simple dose and convenient formulation.” Dr. Coric added, “We believe that, for prevention, the ability to take an oral medication every other day rather than recurring injection/intravenous therapy provides patients with a simple, less invasive method of treatment and may allow patients to feel more in control of their migraine. If successful in expanding our label for NURTEC ODT to include prevention, patients for the first time will have the convenience of one oral medication to treat their migraine across the spectrum instead of having to mix different acute and preventive medications.”

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Richard B. Lipton, M.D., Professor and Vice Chair of Neurology at the Albert Einstein College of Medicine and Montefiore Health System, Director of the Montefiore Headache Center commented, “I see many patients who are discouraged by the limited current preventive treatment options and continue to look for a better way to prevent disabling migraine attacks. This is the first time that patients may be able to use a single drug for both acute and preventive treatment. Particularly impressive is the fact that the primary outcome measure of reduction in monthly migraine days was achieved with every other day dosing. I believe that rimegepant will fulfill significant unmet needs for my patients as an oral agent that provides acute and preventive treatment benefits.”

This pivotal study enrolled patients with both episodic and chronic migraine. The study evaluated the efficacy and safety of rimegepant 75 mg (n=370) dosed every other day for the preventive treatment of migraine versus placebo (n=371) in patients who had migraine for at least one year and 4 to 18 moderate to severe migraine attacks per month over three months prior to enrollment. During the one-month observation period, patients experienced on average 10.7 migraine days during the 4 week month, with 7.4 migraine days of moderate to severe pain intensity migraine during the same period.

Robert Croop, M.D., Chief Development Officer – Neurology at Biohaven added, “These data demonstrate rimegepant’s broad range of clinical activity to potentially provide a new oral preventive treatment option for people with migraine. The magnitude of effect in the rimegepant treated arm with favorable safety and tolerability suggest that rimegepant could be a best-in class oral therapy for both preventive and acute treatment of migraine. We look forward to sharing detailed results from the study at upcoming medical conferences and continuing to advance this innovative oral treatment for the preventive treatment of migraine.”

The safety profile seen in the 370 patients who received rimegepant 75 mg every other day was consistent with prior clinical trial experience. There were no cases of ALT or AST > 3 x ULN and bilirubin > 2 x ULN. An independent liver monitoring panel did not determine any ALT/AST elevations to be in the categories of probably or definitely related to study drug. Discontinuation rates were higher in the placebo arm, largely driven by a greater number of placebo patients (6%) withdrawing consent compared to rimegepant treated participants (3%). Additional efficacy and safety study results will be shared at medical conferences later this year.

Biohaven Conference Call Information

Biohaven is hosting a conference call and webcast on Monday, March 30, 2020, at 8:30 a.m. ET.  Participants are invited to join the conference by dialing 877-407-9120 (toll-free) or 412-902-1009 (international). To access the audio webcast with slides, please visit the "Events & Presentations" page in the Investors section of the Company's website.

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About Rimegepant

The activity of the neuropeptide CGRP is thought to play a causal role in migraine pathophysiology. Rimegepant is a CGRP receptor antagonist that works by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide.

About Migraine

Nearly 40 million people in the U.S. suffer from migraine and the World Health Organization classifies migraine as one of the 10 most disabling medical illnesses. Migraine is characterized by debilitating attacks lasting four to 72 hours with multiple symptoms, including pulsating headaches of moderate to severe pain intensity that can be associated with nausea or vomiting, and/or sensitivity to sound (phonophobia) and sensitivity to light (photophobia). There is a significant unmet need for new treatments as more than 90 percent of migraine sufferers are unable to work or function normally during an attack.

CGRP Receptor Antagonism

Small molecule CGRP receptor antagonists represent a novel class of drugs for the treatment of migraine. For acute treatment, this unique mode of action potentially offers an alternative to other agents, particularly for patients who have contraindications to the use of triptans or who have a poor response to triptans or are intolerant to them. Prior studies have shown that agents such as injectable antibodies that inhibit the CGRP pathway have clinical utility for the preventive treatment of migraine.

About NURTEC ODT

NURTEC™ ODT (rimegepant) is indicated for the acute treatment of migraine with or without aura in adults. NURTEC ODT is not indicated for the preventive treatment of migraine. NURTEC ODT should not be taken by patients with hypersensitivity to NURTEC ODT or any of its components. If a serious hypersensitivity reaction occurs, discontinue NURTEC ODT and initiate appropriate therapy. Serious hypersensitivity reactions have included dyspnea and rash, and can occur days after administration.

In a clinical trial, the most common adverse reaction was nausea (2% in patients who received NURTEC ODT compared to 0.4% in patients who received placebo). Hypersensitivity, including dyspnea and rash, occurred in less than 1% of patients treated with NURTEC ODT.

About Biohaven

Biohaven is a biopharmaceutical company focused on the development and commercialization of innovative best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases. Biohaven's neuroinnovation portfolio includes FDA-approved Nurtec™ ODT (rimegepant) for the acute treatment of migraine and a broad pipeline of late-stage product candidates across three distinct mechanistic platforms: calcitonin gene-related peptide (CGRP) receptor antagonism for the acute and preventive treatment of migraine; glutamate modulation for obsessive-compulsive disorder, Alzheimer's disease, and spinocerebellar ataxia; and myeloperoxidase (MPO) inhibition for multiple system atrophy and amyotrophic lateral sclerosis. For more information, visit www.biohavenpharma.com.

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Forward-looking Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "believe", "continue", "may", and "will" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company's management about NURTEC ODT as an acute treatment for patients with migraine. Forward-looking statements include those related to: the Company's ability to effectively commercialize NURTEC ODT, delays or problems in the supply or manufacture of NURTEC ODT, complying with applicable U.S. regulatory requirements, the expected timing, commencement and outcomes of the Company's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, the potential commercialization of the Company's product candidates, the potential for the Company's product candidates to be first in class or best in class therapies and the effectiveness and safety of the Company's product candidates. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2020. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Biohaven Contact

Vlad Coric, M.D.

Chief Executive Officer

Vlad.Coric@biohavenpharma.com

Media Contact

Mike Beyer

Sam Brown Inc.

mikebeyer@sambrown.com

(312) 961-2502

NURTEC and NOJECTION are trademarks of Biohaven Pharmaceutical Holding Company Ltd.

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